Exhibit 99.1

Allied Motion Technologies Inc. 495 Commerce Drive, Suite 3 Amherst, NY 14228 Phone: 716-242-8634 Fax: 716-242-8638

NEWS RELEASE

FOR IMMEDIATE RELEASE
Allied Motion Reports 2015 Fourth Quarter and Full Year Results
●	Generated $20.1 million of cash from operations in 2015
●	Total debt, net of cash, reduced $14.2 million to $47.5 million in 2015
●	Gaining traction with solution-based, integrated offerings
AMHERST, N.Y., March 9, 2016 — Allied Motion Technologies Inc. (NASDAQ: AMOT) ("Company"), a global designer and manufacturer of motion control products, today reported financial results for the fourth quarter and year ended December 31, 2015.
"We made great progress in 2015 advancing our strategy to leverage our expertise in electro-magnetic, mechanical and electronic motion technology to create fully-integrated motion control systems for our customers that are innovative, cost effective, custom-engineered solutions which can outpace what the competition has to offer," commented Dick Warzala, Chairman and CEO of Allied Motion.  "We continue to invest in engineering and development, which we believe is core to our future growth.  And, while demand across a number of our end markets was down, the effectiveness of our Allied Systematic Tools drove operational efficiencies and helped to offset the effect of lower volume."
Fourth Quarter 2015 Review
Revenue for the quarter was $50.8 million compared with $61.9 million in the 2014 fourth quarter, which reflects the impact of sluggish demand in a number of the U.S. target markets, particularly in the Vehicle market, which experienced order push-outs and delays from the fourth quarter of 2015 into 2016.  Excluding the unfavorable effects of foreign currency exchange (FX), fourth quarter revenue was $53.2 million, an $8.7 million, or 14.0%, decline from the prior-year period.
Sales to U.S. customers were 65% of total sales for the quarter, a decline from 67% for the same period last year, with the balance of sales to customers primarily in Europe, Canada and Asia.
Gross profit was $14.3 million, or 28.2% of revenue, compared with $18.2 million, or 29.3% of revenue, in the 2014 fourth quarter. Operating income was $2.5 million for the quarter and included $0.6 million in acquisition-related costs. Excluding those costs operating income was 6.1% of revenue.  Operating income was $6.8 million, or 11.0% of revenue, in the fourth quarter of 2014.  Allied Motion continues to invest in engineering and development (E&D) for new product development, much of which is application specific.  E&D as a percent of revenue was 7.3% in the 2015 fourth quarter compared with 6.0% of revenue in the same period the prior year.
Net income was $0.7 million, or $0.07 per diluted share, for the 2015 fourth quarter compared with $4.9 million, or $0.53 per diluted share, for the prior-year period.
Fourth quarter earnings before interest, taxes, depreciation, amortization, stock compensation and business development expense ("Adjusted EBITDA") were $5.5 million compared with $9.4 million in the fourth quarter of 2014.  The Company believes that, when used in conjunction with measures prepared in accordance with U.S. generally accepted accounting principles, Adjusted EBITDA, which is a non-GAAP measure, helps in the understanding of its operating performance.

Allied Motion Reports 2015 Fourth Quarter and Full Year Results
March 9, 2016

See the attached tables for a description of non-GAAP financial measures and reconciliation tables for Constant Currency and Adjusted EBITDA.
Full Year Review
Revenue decreased by 6.9% to $232.4 million compared with $249.7 million last year.  Excluding the unfavorable effects of FX, revenue in 2015 was $247.8 million, a $1.9 million, or 0.8%, decline from the prior year.  Electronics and Medical market sales helped to offset lower demand from the Vehicle, Industrial and Aerospace and Defense markets.
Sales to U.S. customers were 66% of total sales for the year, which remains unchanged from last year, with the balance of sales to customers primarily in Europe, Canada and Asia.
Gross profit was $68.8 million, down $4.7 million on lower revenue. However, as a percentage of revenue, gross margin expanded 20 basis points to 29.6%, primarily due to mix, the continued shift to more solutions-oriented sales and the application of Allied Systematic Tools to drive efficiencies and drive down production costs.
Operating income for 2015 was $20.9 million, or 9.0% of revenue. Operating expenses included $0.6 million in acquisition-related costs previously mentioned and continued investment in E&D for the development of new products and solutions for customer applications.  E&D as a percent of revenue was 6.1% in 2015 compared with 5.6% of revenue in 2014. Operating income in 2014 was $24.2 million, or 9.7% of revenue.
Net income was $11.1 million, or $1.20 per diluted share, compared with net income of$13.9 million, or $1.51 per diluted share, in 2014.
Full year Adjusted EBITDA was $31.2 million compared with $33.9 million for 2014.
See the attached tables for a description of non-GAAP financial measures and reconciliation tables for Constant Currency and Adjusted EBITDA.
Strong Cash Generation and Balance Sheet Support Growth Strategy
Cash generated by operations was $20.1 million in 2015.  Cash from operations supported organic growth initiatives, including $4.7 million in capital expenditures.  Capital expenditures are expected to be at similar levels for 2016.
Cash and cash equivalents at 2015 year end were $21.3 million.
Total debt was $68.8 million, down from $74.8 million at December 31, 2014, reflecting$1.9 million of debt repayments during the quarter and $6.0 million during the year.  Debt, netof cash, was $47.5 million, or 42% of net debt to capitalization.
Acquisitions
Subsequent to the end of the year, on January 12, 2016, Allied Motion acquired Heidrive GmbH, a German-based drive technology and engineering company that provides many opportunities to advance our growth strategy through new markets and customers, complementary products and additional technical competencies in customized motor and system solutions.  During the first quarter of 2016, Allied Motion funded approximately €10 million of the €20 million (approximately US$22 million) transaction with existing cash on hand in Europe.
Outlook
Bookings for the fourth quarter were $54.2 million compared with $56.9 million for the fourth quarter of 2014, a decrease of 4.9%.  Excluding the negative $2.4 million impact of FX, bookings were $56.6 million, down 0.6% from the prior-year period.  The decrease in bookings was 12% volume related.  Full year bookings, excluding FX, were $247.4 million, down from $251.5 million in 2014.

Allied Motion Reports 2015 Fourth Quarter and Full Year Results
March 9, 2016

Backlog as of December 31, 2015 was $71.0 million compared with $75.1 million atDecember 31, 2014. Excluding the negative $4.0 million impact of FX, backlog was$75.0 million, relatively consistent with backlog as of December 31, 2014.
Mr. Warzala said, "We believe we are successfully demonstrating that Allied Motion is a formidable player in the motion industry, particularly in our targeted markets.  During 2016, we expect another year of solid progress as we continue to drive the One Allied approach to better serve our customers and our target markets.
"While some of our end markets will remain challenged, we expect to drive positive organic growth and also benefit from the recent Heidrive acquisition, which will contribute to revenue starting with the first quarter.  The push-out of demand within our Vehicle market appears to be subsiding and if this continues we could potentially see orders return to normal levels later this year.  We also have several new multi-product motion control solution wins that will be moving into production during the year, in addition to a very active pipeline of new opportunities where our integrated solution capability has provided us with a competitive advantage.
"Longer term, our expanded global operation provides Allied Motion with a larger platform and addressable market to grow our business.  We will continue to focus on a combination of organic growth and acquisitions, and we believe our strong cash generation and increasing financial flexibility supports this effort.  Our growth strategy is to be the motion solution leader in our target markets by leveraging our full capabilities and proprietary technologies to design innovative motion solutions that change the game and meet the current and emerging needs of our customers."
Conference Call and Webcast
The Company will host a conference call and webcast on Thursday, March 10, 2016 at11:00 AM ET.  During the conference call, management will review the financial and operating results for the 2015 fourth quarter and full year and discuss Allied Motion's corporate strategy and outlook.  A question and answer session will follow.
To listen to the live call, pre-registration is required and can be completed via the pre-register link below to receive a return email containing the dial-in number and a unique PIN to gain immediate access to the call.
Pre-registration link:
http://services.choruscall.ca/DiamondPassRegistration/register?confirmationNumber=1000425&linkSecurityString=1ab6d7c0

The listen-only audio webcast can be monitored at: www.alliedmotion.com/InvestorRelations A telephonic replay will be available from 2:00 PM ET on the day of the call through Thursday,March 17, 2016.  To listen to the archived call, dial (858) 384-5517 and enter replay pin number 1000425 or access the webcast replay via the Company's website at www.alliedmotion.com/InvestorRelations.  A transcript will also be posted to the website once available.

About Allied Motion Technologies Inc.
Allied Motion (NASDAQ: AMOT), designs, manufactures and sells precision and specialty motion control components and systems used in a broad range of industries within our major served markets, which include the Vehicle, Medical, Electronics, Industrial, and Aerospace and Defense. The Company is headquartered in Amherst, NY, has global operations and sells into markets across the United States, Canada, South America, Europe and Asia.
Allied Motion is focused exclusively on motion control applications and is known worldwide for its expertise in electro-magnetic, mechanical and electronic motion technology.  Its products include brush and brushless DC motors, brushless servo and torque motors, coreless DC motors, integrated brushless motor-drives, gear motors, gearing, modular digital servo drives, motion controllers, incremental and absolute optical encoders, and other associated motion control-related products.  The Company's growth strategy is focused on becoming the motion solution leader in its selected target markets by leveraging its "technology/know how" to develop integrated solutions that utilize multiple Allied Motion technologies to "change the game" and create increased value solutions for its customers.

Allied Motion Reports 2015 Fourth Quarter and Full Year Results
March 9, 2016

The Company routinely posts news and other important information on its website at http://alliedmotion.com.
Safe Harbor Statement
The statements in this press release and in the Company's March 10, 2016 conference call that relate to future plans, events or performance are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  Forwardlooking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance, or achievements, and may contain the word "believe," "anticipate," "expect," "project," "intend," "will continue," "will likely result," "should" or words or phrases of similar meaning. Forwardlooking statements involve known and unknown risks and uncertainties that may cause actual results to differ materially from the expected results described in the forwardlooking statements. The risks and uncertainties include those associated with: the domestic and foreign general business and economic conditions in the markets we serve, including political and currency risks and adverse changes in local legal and regulatory environments; the introduction of new technologies and the impact of competitive products; the ability to protect the Company's intellectual property; our ability to sustain, manage or forecast its growth and product acceptance to accurately align capacity with demand; the continued success of our customers and the ability to realize the full amounts reflected in our order backlog as revenue; the loss of significant customers or the enforceability of the Company's contracts in connection with a merger, acquisition, disposition, bankruptcy, or otherwise; our ability to meet the technical specifications of our customers; the performance of subcontractors or suppliers and the continued availability of parts and components; changes in government regulations; the availability of financing and our access to capital markets, borrowings, or financial transactions to hedge certain risks; the ability to attract and retain qualified personnel who can design new applications and products for the motion industry; the ability to implement our corporate strategies designed for growth and improvement in profits including to identify and consummate favorable acquisitions to support external growth and the development of new technologies; the ability to successfully integrate an acquired business into our business model without substantial costs, delays, or problems; our the ability to control costs, including the establishment and operation of low cost region manufacturing and component sourcing capabilities; and other risks and uncertainties detailed from time to time in the Company's SEC filings. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forwardlooking statements as a prediction of actual results. Any forward-looking statement speaks only as of the date on which it is made. New risks and uncertainties arise over time, and it is not possible for us to predict the occurrence of those matters or the manner in which they may affect us. The Company has no obligation or intent to release publicly any revisions to any forward looking statements, whether as a result of new information, future events, or otherwise.

Company Contact:	Investor Contact:
Sue Chiarmonte Allied Motion Technologies Inc. Phone: 716-242-8634 x602 Email: sue.chiarmonte@alliedmotion.com	Deborah K. Pawlowski Kei Advisors LLC Phone: 716-843-3908 Email: dpawlowski@keiadvisors.com
FINANCIAL TABLES FOLLOW

Allied Motion Reports 2015 Fourth Quarter and Full Year Results
March 9, 2016

ALLIED MOTION TECHNOLOGIES INC.
CONSOLIDATED STATEMENTS OF INCOME
 (In thousands, except per share data)

	For the three months ended			For the year ended
	December 31,			December 31,
	2015	2014	% Change	2015	2014	% Change

Revenue	$50,841	$61,898	(17.9)%	$232,434	$249,682	(6.9)%
Cost of goods sold	36,495	43,744	(16.6)%	163,662	176,256	(7.1)%
Gross profit	14,346	18,154	(21.0)%	68,772	73,426	(6.3)%
Gross profit margin	28.2%	29.3%		29.6%	29.4%
Operating costs and expenses:
Selling	1,915	2,090	(8.4)%	8,149	8,709	(6.4)%
General and administrative	4,937	4,875	1.3%	22,251	23,972	(7.2)%
Engineering and development	3,731	3,688	1.2%	14,229	13,881	2.5%
Business development	569	-	100%	569	-	100%
Amortization of intangible assets	661	669	(1.2)%	2,644	2,714	(2.6)%
Total operating costs and expenses	11,813	11,322	4.3%	47,842	49,276	(2.9)%
Operating income	2,533	6,832	(62.9)%	20,930	24,150	(13.3)%
Operating income margin	5.0%	11.0%		9.0%	9.7%
Other expense (income):
Interest expense	1,493	1,540	(3.1)%	6,023	6,435	(6.4)%
Other expense (income), net	(114)	(240)	(52.5)%	(514)	(908)	(43.4)%
Total other expense (income), net	1,379	1,300	6.1%	5,509	5,527	(0.3)%
Income before income taxes	1,154	5,532	(79.1)%	15,421	18,623	(17.2)%
Provision for income taxes	(459)	(628)	(26.9)%	(4,347)	(4,763)	(8.7)%
Net income	$695	$4,904	(85.8)%	$11,074	$13,860	(20.1)%

Basic earnings per share:
Earnings per share	$0.08	$0.54	(85.2)%	$1.20	$1.52	(21.1)%
Basic weighted average common shares	9,250	9,149		9,228	9,145
Diluted earnings per share:
Earnings per share	$0.07	$0.53	(86.8)%	$1.20	$1.51	(20.5)%
Diluted weighted average common shares	9,287	9,229		9,238	9,165

Allied Motion Reports 2015 Fourth Quarter and Full Year Results
March 9, 2016

ALLIED MOTION TECHNOLOGIES INC.
CONSOLIDATED BALANCE SHEETS
 (In thousands, except per share data)

	December 31, 2015	December 31, 2014
Assets
Current Assets:
Cash and cash equivalents	$21,278	$13,113
Trade receivables, net of allowance for doubtful accounts of $611
and $367 at December 31, 2015 and 2014, respectively	22,710	27,745
Inventories, net	26,175	25,371
Deferred income taxes	1,583	1,888
Prepaid expenses and other assets	3,749	2,667
Total Current Assets	75,495	70,784
Property, plant and equipment, net	35,315	37,041
Deferred income taxes	3,516	4,164
Intangible assets, net	29,984	32,791
Goodwill	17,757	18,303
Other long term assets	4,019	3,998
Total Assets	$166,086	$167,081
Liabilities and Stockholders' Equity
Current Liabilities:
Debt obligations	9,860	7,723
Accounts payable	13,000	15,510
Accrued liabilities	11,121	12,723
Total Current Liabilities	33,981	35,956
Long-term debt	58,906	67,125
Deferred income taxes	3,181	2,740
Deferred compensation arrangements	2,636	2,167
Pension and post-retirement obligations	2,785	3,142
Total Liabilities	101,489	111,130
Commitments and Contingencies
Stockholders' Equity:
Common stock, no par value, authorized 50,000 shares; 9,276 and
9,213 shares issued and outstanding at December 31, 2015 and
2014, respectively	27,824	25,129
Preferred stock, par value $1.00 per share, authorized 5,000 shares;
no shares issued or outstanding	-	-
Retained earnings	46,650	36,505
Accumulated other comprehensive income (loss)	(9,877)	(5,683)
Total Stockholders' Equity	64,597	55,951
Total Liabilities and Stockholders' Equity	$166,086	$167,081

Allied Motion Reports 2015 Fourth Quarter and Full Year Results
March 9, 2016

ALLIED MOTION TECHNOLOGIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
 (In thousands)

	For the year ended
	December 31, 2015	December 31, 2014
Cash Flows From Operating Activities:
Net income	$11,074	$13,860
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,466	7,267
Deferred income taxes	1,417	1,208
Excess tax benefit from stock-based payment arrangements	(1,461)	-
Provision for doubtful accounts	333	473
Provision for excess and obsolete inventory	432	753
Provision for warranty	142	234
Restricted stock compensation	1,744	1,541
Other	216	429
Changes in operating assets and liabilities, excluding changes due to acquisition:
(Increase) decrease in trade receivables, net	3,655	(2,504)
(Increase) decrease in inventories	(2,262)	(2,864)
(Increase) decrease in prepaid expenses and other	(1,394)	194
Increase (decrease) in accounts payable	(1,874)	752
Increase (decrease) in accrued liabilities and other	585	(1,157)
Net cash provided by operating activities	20,073	20,186

Cash Flows From Investing Activities:
Proceeds from working capital adjustment	-	1,397
Purchase of property and equipment	(4,730)	(4,046)
Net cash used in investing activities	(4,730)	(2,649)

Cash Flows From Financing Activities:
Borrowings (repayments) on lines-of-credit, net	383	(7,541)
Principal payments of long-term debt	(6,375)	(5,250)
Change in restricted cash obligations	-	1,800
Dividends paid to stockholders	(923)	(853)
Shares withheld for payment of employee payroll taxes	(1,559)	-
Excess tax benefit from stock-based payment arrangements	1,461	-
Stock transactions under employee benefit stock plans	918	344
Net cash (used in) provided by financing activities	(6,095)	(11,500)
Effect of foreign exchange rate changes on cash	(1,083)	(1,295)
Net increase (decrease) in cash and cash equivalents	8,165	4,742
Cash and cash equivalents at beginning of period	13,113	8,371
Cash and cash equivalents at end of period	21,278	13,113

Allied Motion Reports 2015 Fourth Quarter and Full Year Results
March 9, 2016

ALLIED MOTION TECHNOLOGIES INC.
 (In thousands)

Reconciliation of Non-GAAP Financial Measures

The Company believes Adjusted EBITDA is often a useful measure of a Company's operating performance and is a significant basis used by the Company's management to measure the operating performance of the Company's business because Adjusted EBITDA excludes charges for depreciation and amortization, and interest expense resulting from our debt financings, as well as our provision for income tax expense, stock compensation expense and business development costs. Adjusted EBITDA does not represent and should not be considered as an alternative to net income, operating income, net cash provided by operating activities or any other measure for determining operating performance or liquidity that is calculated in accordance with generally accepted accounting principles.

The Company's calculation of Adjusted EBITDA for the three and twelve months ended December 31, 2015 and 2014 is as follows:

	For the three months ended		For the year ended
	December 31,		December 31,
	2015	2014	2015	2014
Net income	695	4,904	11,074	13,860
Interest expense	1,493	1,540	6,023	6,435
Provision for income tax	459	628	4,347	4,763
Depreciation and amortization	1,914	1,885	7,466	7,267
EBITDA	$4,561	$8,957	$28,910	$32,325
Stock compensation expense	408	404	1,744	1,541
Business development costs	569	-	569	-
Adjusted EBITDA	$5,538	$9,361	$31,223	$33,866

Constant Currency Presentation
The Company believes constant currency information provides valuable supplemental information that facilitates period-to-period comparisons of the Company's business performance.  The constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates for entities reporting in currencies other than US dollars.  Constant currency results are calculated by translating current period results in local currency using the prior year's currency conversion rate.  The following table reconciles reported amounts to constant currency amounts for 2015 and 2014.

	For the three months ended			For the year ended
	December 31,			December 31,
	2015	2014	% Change	2015	2014	% Change
Revenue
Revenue, as reported	$50,841	$6 1,898	-17.9%	$232,434	$249,682	-6.9%
Currency impact	2,365	-	3.8%	15,367	-	6.2%
Revenue, at prior year exchange rates	$53,206	$6 1,898	-14.0%	$247,801	$249,682	-0.8%
Net income
Net income, as reported	$695	$4,904	-85.8%	$11,074	$13,860	-20.1%
Currency impact	55	-	1.1%	1,058	-	7.6%
Net income, at prior year exchange rates	$750	$4,904	-84.7%	$12,132	$13,860	-12.5%
Earnings per share
Earnings per share, as reported	$0.07	$0.53	-87.0%	$1.20	$1.51	-21.0%
Currency impact	0 .01	-	2.0%	0.11	-	8.0%
Earnings per share, at prior year exchange rates	$0.08	$0.53	-85.0%	$1.31	$1.51	-13.0%